April 2009

Pricing Sheet No. 4 dated April 27, 2009 relating to

Preliminary Terms No. 4 dated March 27, 2009

Registration Statement No. 333-145845

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Equities

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Buffered Performance Leveraged Upside SecuritiesSM

FINAL TERMS
Issuer:	Barclays Bank PLC
Maturity date:	May 28, 2010
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$924,800
Payment at maturity:

If the final index value is greater than the initial index value:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

$10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10 x the index performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,344.41, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	May 25, 2010, subject to adjustment for certain market disruption events.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.88 (118.80% of the stated principal amount) per Buffered PLUS.
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	April 23, 2009
Original issue date:	April 30, 2009 (5 business days after the pricing date)
CUSIP:	06740C394
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley & Co. Incorporated (“Morgan Stanley”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Company
Per Buffered PLUS	$10	$0.20	$9.80
Total	$924,800	$18,496	$906,304

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per Buffered PLUS.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Summary of Selected Key Risks” beginning on page 5 of Preliminary Terms No. 4.

The Buffered PLUS are not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. (the “NASDAQ OMX”) (including its affiliates) (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations’ only relationship to Barclays Bank PLC is in the licensing of the NASDAQ®, OMX®, NASDAQ-100® and NASDAQ-100 Index® trademarks or service marks, and certain trade names of the Corporations and the use of the NASDAQ-100 Index which is determined, composed and calculated by NASDAQ OMX without regard to Barclays Bank PLC or the Buffered PLUS.

Preliminary Terms No. 4 dated March  27, 2009

Index Supplement dated February 10, 2009

Prospectus dated February  10, 2009

Prospectus Supplement dated February 10, 2009

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1011). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor-Attn. US Syndicate Operations, Whippany, NJ 07981.

“Performance Leveraged Upsize SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.